Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 29, 2009
LIBBEY INC. ANNOUNCES THIRD QUARTER RESULTS: INCOME
FROM OPERATIONS (IFO) OF $17.8 MILLION RESULTS IN AN IFO
MARGIN OF 9.6 PERCENT; THE BEST THIRD QUARTER IFO
MARGIN SINCE Q3 2003
•	Net Income of $3.5 Million, or $0.23 Per Diluted Share

•	Income From Operations of $17.8 Million

•	Normalized EBITDA of $31.9 Million: The Best Q3 EBITDA Since Q3 2000

•	Net Cash Provided by Operating Activities Sets a Record for Third-Quarter Performance of $26.6 Million

•	Free Cash Flow Improves by $23.1 Million Compared to Prior-Year Third Quarter
TOLEDO, OHIO, OCTOBER 29, 2009—Libbey Inc. (OTC Bulletin Board: LYBI) today reported net income of $3.5 million, or $0.23 per diluted share, for the quarter-ended September 30, 2009, compared to a net loss of $6.0 million, or $0.40 per diluted share, in the prior-year third quarter. Net sales were $186.9 million in the third quarter of 2009, compared to $211.5 million in the prior-year third quarter.
Working Capital and Liquidity
As of September 30, 2009, working capital, defined as inventories and accounts receivable less accounts payable, decreased by $14.3 million year-to-date in 2009 from $206.9 million at December 31, 2008, to $192.6 million at September 30, 2009. The decline is primarily the result of significantly lower inventories, partially offset by an increase in accounts receivable, reflecting the Company’s continued success in its cash management efforts.
Free cash flow, as detailed in the attached Table 3, was $24.1 million, compared to $1.0 million in the third quarter of 2008. The primary contributors to the increase in free cash flow were the significant increase in net income and lower capital expenditures. For the first nine
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months of 2009, free cash flow as detailed in Table 3, was $53.7 million, compared to a use of $39.6 million during the first nine months of 2008.
Libbey reported that, as of September 30, 2009, it had no outstanding balance under its Asset Based Loan (ABL) credit facility and that Libbey had available capacity of $81.3 million under the ABL credit facility as of September 30, 2009, and cash on-hand of $30.6 million. This compares to availability of $56.6 million and cash on-hand of $24.1 million at June 30, 2009.
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “During the third quarter, we continued our solid success in cash flow generation for the year, resulting in increasingly improved liquidity.” Mr. Meier added, “Our U.S. retail shipments again led the way during the third quarter, as sales in this channel increased over nine percent compared to the third quarter of 2008. As a result of overall increases in demand, primarily in North America, we also benefited from increased capacity utilization in all three North American glass factories during the third quarter of 2009. These factors, along with the continued success of our cost reduction program, allowed us to generate $31.9 million in normalized EBITDA during the quarter.”
Third Quarter Results
For the quarter-ended September 30, 2009, sales decreased 11.7 percent to $186.9 million from $211.5 million in the year-ago quarter. North American Glass sales declined 10.7 percent to $128.3 million (see Table 4) from $143.6 million in the year-ago quarter. The decrease in sales was attributable to a 13.7 percent decrease in sales to Crisa customers (0.6 percent excluding the currency impact of the Mexican peso) and a 17.5 percent decline in sales to U.S. foodservice customers, partially offset by a 9.4 percent increase in shipments to retail glassware customers. Foodservice sales in the third quarter of 2008 were positively impacted by an increase in shipments to customers in advance of the Company’s last price increase in August 2008. North American Other sales decreased 27.8 percent, as shipments of Syracuse China products decreased approximately 46.7 percent, related to the closure of the Syracuse China facility earlier this year and the decision to reduce the Syracuse China product offering. Sales of Traex and World Tableware products decreased approximately 27.7 percent and 14.5 percent, respectively. International sales declined 4.1 percent as lower sales at Royal Leerdam and Crisal of 3.9 percent and 7.7 percent, respectively, more than offset increased sales of 20.0 percent to customers of Libbey China. Excluding the negative currency impact, international sales decreased approximately 0.4 percent.
The Company reported income from operations of $17.8 million during the quarter, compared to income from operations of $14.6 million in the year-ago quarter. Normalized income from operations was $18.6 million during the quarter, as detailed in Table 1. Factors contributing to the increase in normalized income from operations were lower spending on labor and benefits, packaging, repairs, natural gas, electricity and distribution costs partially offset by lower sales.
Earnings before interest and taxes (EBIT) were $20.6 million, compared to $13.6 million in the year-ago quarter. Normalized EBIT during the quarter, as detailed in Tables 1 and 4, was $21.3 million. Normalized EBIT was $17.0 million for North American Glass, compared
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with $9.7 million in the third quarter of 2008. The increase was a result of reduced spending in all locations partially offset by lower sales. North American Other reported Normalized EBIT of $3.3 million for the third quarter of 2009, compared to $2.1 million in the third quarter of 2008. The primary driver of the improved Normalized EBIT was a more profitable mix of Syracuse China products. The International segment reported Normalized EBIT of $1.0 million, compared to Normalized EBIT of $1.7 million in the year-ago quarter. The decrease in Normalized EBIT in the International segment was primarily related to reduced international sales and lower capacity utilization.
Libbey reported that earnings before interest, taxes, depreciation and amortization (EBITDA) (see Table 2) were $31.2 million in the third quarter of 2009 and Normalized EBITDA was $31.9 million, compared to EBITDA (and Normalized EBITDA) of $24.5 million in the year-ago quarter.
The effective tax rate decreased to negative 13.9 percent for the quarter, compared to negative 50.8 percent in the year-ago quarter. The Company’s effective tax rate for the quarter was impacted by valuation allowances, changes in the mix of earnings with differing statutory rates and tax planning structures. Libbey reported net income of $3.5 million, or $0.23 per diluted share, for the third quarter of 2009, compared to a net loss of $6.0 million, or a loss of $0.40 per diluted share, in the third quarter of 2008.
Nine-Month Results
For the nine months ended September 30, 2009, sales decreased 13.3 percent to $540.6 million from $623.6 million in the year-ago period. North American Glass sales decreased 12.0 percent to $374.8 million (see Table 4) from $426.1 million in the year-ago period. The lower sales were attributable to a decline of approximately 23.4 percent in Crisa’s sales (10.4 percent excluding the currency impact of the Mexican peso) and a decline of approximately 9.9 percent in sales to foodservice glassware customers in the U.S. and Canada. These decreases were partially offset by an increase in U.S. retail sales. Taking into account the 9.4 percent increase in U.S. retail sales during the third quarter, sales to the U.S. retail channel have grown 3.2 percent year-to-date in 2009, resulting in an all-time record retail sales performance during the first nine months of 2009. North American Other sales decreased 22.2 percent, as sales of Syracuse China, World Tableware and Traex were all lower than the first nine months of 2008. International sales decreased 13.7 percent as a result of lower sales to customers of Royal Leerdam and Crisal and unfavorable currency impact on European sales. Libbey China sales increased 10.5 percent for the first nine months of 2009 compared to the first nine months of 2008. Excluding the currency impact, international sales declined approximately 6.2 percent.
The Company reported income from operations of $17.3 million during the first nine months of 2009, compared to income from operations and normalized income from operations of $42.8 million in the year-ago period. Normalized income from operations was $23.2 million for the first nine months of 2009 as detailed in Table 1. Factors contributing to the decrease in normalized income from operations included a $10.6 million exchange rate impact (primarily in Mexico and Europe) and reduced capacity utilization, which reflected our effort to control inventories and generate cash, and lower sales. These factors were partially offset
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by lower spending on labor, raw materials, packaging, repairs, natural gas, electricity and distribution costs.
EBIT was $22.7 million in the first nine months of 2009, compared to $43.1 million in the first nine months of 2008. Normalized EBIT for the first nine months of 2009, as detailed in Table 1 and Table 4, was $28.8 million. Normalized EBIT for the North American Glass segment was $22.8 million during the first nine months of 2009, compared to Normalized EBIT of $31.7 million in the first nine months of 2008. The decline is a result of lower sales and reduced operating activity in U.S. and Mexican operations. The North American Other segment reported Normalized EBIT for the first nine months of 2009 of $8.4 million, compared to $9.6 million in the year-ago period, the decrease being primarily as a result of lower sales. The International segment reported Normalized EBIT loss of $2.3 million, compared to Normalized EBIT of $1.8 million in the first nine months of 2008. This reduction in the International segment’s Normalized EBIT was primarily related to reduced sales and lower capacity utilization compared to the prior-year period.
Libbey reported that normalized EBITDA, as detailed in Table 2, was $61.0 million in the first nine months of 2009, compared to normalized EBITDA of $76.5 million in the year-ago nine-month period.
As a result of lower interest rates, partially offset by slightly higher debt, interest expense decreased $0.1 million compared to the first nine months of 2008.
The effective tax rate was 26.3 percent for the first nine months of 2009, compared to a negative 25.7 percent in the first nine months of 2008. The Company’s effective tax rate for the first nine months benefited by $5.3 million due to required intra-period tax allocations between loss from continuing operations and other comprehensive income in the U.S. and a $1.5 million benefit related to the completion of a U.S. federal income tax examination. The effective tax rate was also influenced by valuation allowances, changes in the mix of earnings with differing statutory rates, and tax planning structures. Libbey reported a net loss of $21.7 million for the first nine months of 2009, or a loss of $1.45 per diluted share, compared to a net loss of $11.6 million, or $0.79 per diluted share, in the first nine months of 2008.
Webcast Information
Libbey will hold a conference call for investors on Thursday, October 29, 2009, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. In addition accompanying slides related to our debt exchange announced yesterday can be found on our Investor Relations page at http://phx.corporate-ir.net/phoenix.zhtml?c=64169&p=irol-irhome, as well as within the webcast player. These slides will be reviewed during the course of our conference call. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
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This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks, pandemics or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal
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flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2008, Libbey Inc.’s net sales totaled $810.2 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended September 30,
	2009	2008
Net sales	$186,878	$211,536
Freight billed to customers	419	664

Total revenues	187,297	212,200
Cost of sales (1)	144,337	174,266

Gross profit	42,960	37,934
Selling, general and administrative expenses (1)	24,811	23,377
Special charges (1)	300	—

Income from operations	17,849	14,557
Other income (expense) (1)	2,703	(1,000)

Earnings before interest and income taxes	20,552	13,557

Interest expense	17,451	17,509

Income (loss) before income taxes	3,101	(3,952)
(Benefit from) provision for income taxes	(432)	2,006

Net income (loss)	$3,533	$(5,958)

Net income (loss) per share:
Basic	$0.23	$(0.40)

Diluted	$0.23	$(0.40)

Weighted average shares:
Outstanding	15,152	14,730

Diluted	15,588	14,730

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Nine Months Ended September 30,
	2009	2008
Net sales	$540,557	$623,640
Freight billed to customers	1,163	1,947

Total revenues	541,720	625,587

Cost of sales (1)	453,761	515,148

Gross profit	87,959	110,439

Selling, general and administrative expenses (1)	69,699	67,687
Special charges (1)	974	—

Income from operations	17,286	42,752
Other income (1)	5,424	339

Earnings before interest and income taxes	22,710	43,091

Interest expense	52,162	52,280

Loss before income taxes	(29,452)	(9,189)

(Benefit from) provision for income taxes	(7,756)	2,365

Net loss	$(21,696)	$(11,554)

Net loss per share:
Basic	$(1.45)	$(0.79)

Diluted	$(1.45)	$(0.79)

Weighted average shares:
Outstanding	14,926	14,652

Diluted	14,926	14,652

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)

ASSETS

Cash	$30,648	$13,304
Accounts receivable — net	91,119	76,072
Inventories — net	153,523	185,242
Other current assets	14,116	17,167

Total current assets	289,406	291,785

Pension asset	10,560	9,351

Goodwill and purchased intangibles — net	190,316	192,857

Property, plant and equipment — net	296,862	314,847

Other assets	12,033	12,714

Total assets	$799,177	$821,554

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Notes payable	$1,517	$3,284
Accounts payable	52,087	54,428
Accrued liabilities	91,736	62,272
Pension liability (current portion)	1,579	1,778
Nonpension postretirement benefits (current portion)	4,684	4,684
Other current liabilities	13,419	23,463
Long-term debt due within one year	9,152	1,117

Total current liabilities	174,174	151,026

Long-term debt	516,030	545,856
Pension liability	99,328	109,505
Nonpension postretirement benefits	59,612	57,197
Other liabilities	12,025	15,859

Total liabilities	861,169	879,443

Common stock, treasury stock, capital in excess of par value and warrants	215,795	203,051
Retained deficit	(177,339)	(145,154)
Accumulated other comprehensive loss	(100,448)	(115,786)

Total shareholders’ deficit	(61,992)	(57,889)

Total liabilities and shareholders’ deficit	$799,177	$821,554

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended September 30,
	2009	2008

Operating activities:
Net income (loss)	$3,533	$(5,958)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	10,629	10,899
Loss on asset sales	77	159
Change in accounts receivable	864	7,109
Change in inventories	(6,196)	(5,712)
Change in accounts payable	(3,191)	(9,695)
Restructuring charges	(1,086)	—
Pension & nonpension postretirement	(453)	(13,252)
Accrued interest and amortization of discounts, warrants and finance fees	13,447	14,749
Accrued liabilities & prepaid expenses	8,344	5,842
Income taxes	(862)	2,900
Other operating activities	1,533	6,268

Net cash provided by operating activities	26,639	13,309

Investing activities:
Additions to property, plant and equipment	(2,737)	(12,390)
Proceeds from asset sales and other	172	71

Net cash used in investing activities	(2,565)	(12,319)

Financing activities:
Net repayments	(17,461)	(9,256)
Dividends	—	(369)

Net cash used in financing activities	(17,461)	(9,625)

Effect of exchange rate fluctuations on cash	(47)	(529)

Increase (decrease) in cash	6,566	(9,164)

Cash at beginning of period	24,082	17,883

Cash at end of period	$30,648	$8,719

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2009	2008

Operating activities:
Net loss	$(21,696)	$(11,554)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	32,875	33,433
Loss on asset sales	109	35
Change in accounts receivable	(14,733)	(10,351)
Change in inventories	32,050	(10,756)
Change in accounts payable	(3,078)	(15,607)
Restructuring charges	(1,837)	—
Pay-in-kind interest	11,916	10,216
Pension & nonpension postretirement	2,712	(13,982)
Payable to Vitro	—	(19,575)
Accrued interest and amortization of discounts, warrants and finance fees	14,998	16,709
Accrued liabilities & prepaid expenses	21,128	3,277
Income taxes	(9,499)	3,661
Other operating activities	784	4,744

Net cash provided by (used in) operating activities	65,729	(9,750)

Investing activities:
Additions to property, plant and equipment	(12,287)	(30,002)
Proceeds from asset sales and other	260	117

Net cash used in investing activities	(12,027)	(29,885)

Financing activities:
Net (repayments) borrowings	(36,273)	13,253
Dividends	—	(1,098)

Net cash (used in) provided by financing activities	(36,273)	12,155

Effect of exchange rate fluctuations on cash	(85)	(340)

Increase (decrease) in cash	17,344	(27,820)

Cash at beginning of period	13,304	36,539

Cash at end of period	$30,648	$8,719

In accordance with the SEC’s Regulation G, tables 1, 2, 3 and 4 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of “As Reported” results to “Normalized” results
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009			2008	2009			2008
				As Reported &				As Reported &
	As Reported	Special Charges	Normalized	Normalized	As Reported	Special Charges	Normalized	Normalized
Net sales	$186,878	$—	$186,878	$211,536	$540,557	$—	$540,557	$623,640
Freight billed to customers	419	—	419	664	1,163	—	1,163	1,947

Total revenues	187,297	—	187,297	212,200	541,720	—	541,720	625,587

Cost of sales	144,337	162	144,175	174,266	453,761	1,983	451,778	515,148

Gross profit	42,960	(162)	43,122	37,934	87,959	(1,983)	89,942	110,439
Selling, general and administrative expenses	24,811	255	24,556	23,377	69,699	2,955	66,744	67,687
Special charges	300	300	—	—	974	974	—	—

Income from operations	17,849	(717)	18,566	14,557	17,286	(5,912)	23,198	42,752
Other income (expense)	2,703	(27)	2,730	(1,000)	5,424	(213)	5,637	339

Earnings before interest and income taxes	20,552	(744)	21,296	13,557	22,710	(6,125)	28,835	43,091
Interest expense	17,451	—	17,451	17,509	52,162	—	52,162	52,280

Income (loss) before income taxes	3,101	(744)	3,845	(3,952)	(29,452)	(6,125)	(23,327)	(9,189)
(Benefit from) provision for income taxes	(432)	—	(432)	2,006	(7,756)	—	(7,756)	2,365

Net income (loss)	$3,533	$(744)	$4,277	$(5,958)	$(21,696)	$(6,125)	$(15,571)	$(11,554)

Net income (loss) per share:
Basic	$0.23	$(0.05)	$0.28	$(0.40)	$(1.45)	$(0.41)	$(1.04)	$(0.79)

Diluted	$0.23	$(0.05)	$0.27	$(0.40)	$(1.45)	$(0.41)	$(1.04)	$(0.79)

Weighted average shares:
Outstanding	15,152			14,730	14,926			14,652

Diluted	15,588			14,730	14,926			14,652

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009
	Pension		Total	Pension		Total
	Settlement	Restructuring	Special	Settlement	Restructuring	Special
Special Charges Detail:	Charge	Charges	Charges	Charge	Charges	Charges
Cost of sales	$—	$162	$162	$—	$1,983	$1,983
SG&A	255	—	255	2,955	—	2,955
Special charges	—	300	300	—	974	974
Other expense	—	27	27	—	213	213

Total	$255	$489	$744	$2,955	$3,170	$6,125

Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility and our Mira Loma, California, distribution center.
The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.

Table 2
Reconciliation of Net Income (Loss) to Earnings Before
Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Reported net income (loss)	$3,533	$(5,958)	$(21,696)	$(11,554)

Add:
Interest expense	17,451	17,509	52,162	52,280
(Benefit from) provision for income taxes	(432)	2,006	(7,756)	2,365
Depreciation and amortization	10,629	10,899	32,875	33,433

EBITDA	31,181	24,456	55,585	76,524

Add:
Special Charges	744	—	6,125	—
Less: Depreciation expense included in Special Charges and also in Depreciation and Amortization above	—	—	(705)	—

Normalized EBITDA	$31,925	$24,456	$61,005	$76,524

Table 3
Reconciliation of Net Cash provided by (used in)
Operating Activities to Free Cash Flow
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008

Net cash provided by (used in) operating activities	$26,639	$13,309	$65,729	$(9,750)
Capital expenditures	(2,737)	(12,390)	(12,287)	(30,002)
Proceeds from asset sales and other	172	71	260	117

Free Cash Flow	$24,074	$990	$53,702	$(39,635)

Table 4
Summary Business Segment information
(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net Sales:
North American Glass	$128,316	$143,630	$374,803	$426,120
North American Other	20,462	28,339	66,180	85,042
International	40,279	42,014	103,663	120,166
Eliminations	(2,179)	(2,447)	(4,089)	(7,688)

Consolidated Net Sales	$186,878	$211,536	$540,557	$623,640

Normalized Earnings before Interest & Taxes (EBIT):
North American Glass	$16,956	$9,695	$22,763	$31,704
North American Other	3,335	2,130	8,352	9,590
International	1,005	1,732	(2,280)	1,797

Consolidated Normalized EBIT	$21,296	$13,557	$28,835	$43,091

Normalized Depreciation & Amortization: (1)
North American Glass	$6,074	$6,627	$18,857	$19,605
North American Other	244	700	1,125	2,211
International	4,311	3,572	12,188	11,617

Consolidated Normalized Depreciation & Amortization	$10,629	$10,899	$32,170	$33,433

(1)	Normalized Depreciation & Amortization for YTD 2009 excludes $705 of depreciation expense that is included in Special Charges below.

Special Charges:
North American Glass	$362	$—	$3,036	$—
North American Other	382	—	3,089	—
International	—	—	—	—

Consolidated Special Charges	$744	$—	$6,125	$—

Reconciliation of Normalized EBIT to Net Income (Loss):
Segment Normalized EBIT	$21,296	$13,557	$28,835	$43,091
Special charges	(744)	—	(6,125)	—
Interest Expense	(17,451)	(17,509)	(52,162)	(52,280)
Income Taxes	432	(2,006)	7,756	(2,365)

Net Income (Loss)	$3,533	$(5,958)	$(21,696)	$(11,554)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.